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                                                                    EXHIBIT 23.2

                              CONSENT OF KPMG LLP

The Board of Directors
The Clorox Company:

We consent to the incorporation by reference in The Clorox Company Registration Statement No. 333-75455 on Form S-3 of our audit report dated August 6, 1998, relating to the consolidated statements of income, stockholders' equity, and cash flows of First Brands Corporation and subsidiaries for the year ended
June 30, 1998, and the related schedule of First Brands Corporation and subsidiaries, which audit report appears in the June 30, 2000 Annual Report on Form 10-K of The Clorox Company and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP

New York, New York
September 27, 2000